Exhibit 8.1

601 Lexington Avenue New York, New York 10022
Facsimile:
(212) 446-4800 www.kirkland.com	(212) 446-4900

August 21, 2023

MSC Industrial Direct Co., Inc.

515 Broadhollow Road, Suite 1000

Melville, NY 11747

Ladies and Gentlemen:

We have acted as counsel to MSC Industrial Direct Co., Inc., a New York corporation (“MSC”), in connection the Reclassification Agreement, dated as of June 20, 2023, (the “Agreement”) by and among MSC and certain other persons named therein.

At your request, and in connection with the filing by MSC of the Form S-4 Registration Statement (File No. 333-273418), as amended and including the proxy statement/prospectus forming a part thereof (the “Form S-4”) relating to the transactions contemplated by the Agreement, we are furnishing our opinion to MSC as to the qualification of the Reclassification as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not defined in this opinion letter have the meanings ascribed to them in the Agreement.

In rendering our opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness, both initially and continuing as of the Reclassification Effective Time, of the facts, information, statements, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Form S-4, the officer’s certificate of MSC dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letter”), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. We have also assumed that (i) such statements, representations, covenants and agreements are, and will continue to be as of the Reclassification Effective Time, true, correct and complete without regard to any qualification as to belief, knowledge, materiality or any similar qualification, (ii) the transactions related to the Reclassification or otherwise contemplated by the Agreement will be consummated in accordance with the Agreement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Reclassification Effective Time, (iii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us, and the authenticity of the originals of such documents, and (iv) MSC and its subsidiaries will treat the Reclassification in a manner consistent with our opinion for United States federal income tax purposes. In addition, our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by MSC, including those set forth in the Representation Letter. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Form S-4, our opinion may be adversely affected.

In rendering our opinion we have also considered applicable provisions of the Code, Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (“IRS”), and such other authorities as we have deemed relevant, in each case, in effect on the date hereof. Such laws, Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at.................................................

any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Agreement or the Representation Letter could affect our conclusions herein. Our opinion is not binding on the IRS or any other court, and there is no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Reclassification will qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. We express no other opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Reclassification or of any transaction related to or contemplated by the Reclassification.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect, or inform MSC of, any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

We are furnishing this opinion solely in connection with the filing of the Form S-4, and it is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP

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